Filed Pursuant to Rule 424(b)(3)
Registration No. 333-271532
PROSPECTUS SUPPLEMENT
To Prospectus dated May 10, 2023

Primary Offering of
Up to 232,500 Shares of Class A Common Stock Issuable upon Exercise of Warrants

Secondary Offering of
Up to 79,019,171 Shares of Class A Common Stock
and
Up to 232,500 Warrants to Purchase Class A Common Stock

Mondee Holdings, Inc.
This prospectus supplement updates and supplements the information contained in the prospectus dated May 10, 2023 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-271532) with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on July 18, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 79,019,171 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), including (i) 232,500 shares of Class A common stock that may be issued upon the exercise of 232,500 redeemable warrants to purchase Class A common stock at an exercise price of $11.50 (the “Private Placement Warrants”) issued in a private placement in connection with the initial public offering of ITHAX Acquisition Corp., (ii) 7,000,000 PIPE Shares (as defined in the Prospectus), (iii) 60,800,000 shares of Class A common stock issued to Mondee Holdings, LLC and its related entities, (iv) up to 7,400,000 shares of Class A common stock issuable as Earn-out Shares (as defined in the Prospectus) and (v) 3,586,671 Sponsor Member Shares (as defined in the Prospectus). We will not receive any proceeds from the sale of shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Private Placement Warrants.
The Prospectus and this prospectus supplement also relate to the issuance by us of up to an aggregate of 232,500 shares of Class A common stock upon exercise of the Private Placement Warrants from time to time by third parties who did not purchase the Private Placement Warrants from the Company in the above-referenced private placement.
You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.
Our Class A common stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “MOND”. On July 18, 2023, the closing price of our Class A common stock was $6.56.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 20 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 19, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 13, 2023

Mondee Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39943	88-3292448
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10800 Pecan Park Blvd Suite 315 Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)
(650) 646-3320
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MOND	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment and Restatement of Bylaws

On July 13, 2023, pursuant to the power granted by the certificate of incorporation as permitted by the Delaware General Corporation Law (the “DGCL”), the board of directors (the “Board”) of Mondee Holdings, Inc., a Delaware corporation (the “Company”), approved the amendment and restatement of the Company’s Bylaws (the “Original Bylaws”) pursuant to the Amended and Restated Bylaws attached hereto and incorporated herein by reference as Exhibit 3.1 (the “New Bylaws”), effective as of July 13, 2023. The following is a summary of the material amendments to the Company’s Original Bylaws effected by the New Bylaws:

•Amended Section 2.4(i) of the Original Bylaws to modify the notice requirements for stockholder proposals to align with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, the requirements of Rule 14a-19 (i.e., the “universal proxy card rules”), while reserving the use of the white card proxies for use by the Board in Section 2.13 of the New Bylaws;
•Amended Section 2.4(iii)(b) of the Original Bylaws to specify the percentage (67%) of voting power of the Company’s outstanding capital stock that a stockholder intends to solicit to approve or adopt a stockholder proposal or otherwise solicit proxies, to align the New Bylaws with Rule 14a-19 under the Exchange Act; and
•Amended certain provisions to align them with and conform them to amendments to the DGCL that have been effected since the Company’s Original Bylaws were adopted, including, without limitation, to:
•Amend Section 2.13 of the Original Bylaws to incorporate the non-exclusive DGCL safe harbor under Section 116 of the DGCL for the documentation, execution, and delivery of documents by electronic transmission; and
•Amend Section 2.14 of the Original Bylaws to eliminate the requirement that the stockholder list be made available for inspection during stockholder meetings, based on amendments to Section 219(a) of the DGCL.

The foregoing description of the amendments effected by the New Bylaws is qualified in its entirety by the full text of the New Bylaws attached hereto and incorporated herein by reference as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Mondee Holdings, Inc.
104	Cover Page Interactive Data File

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDEE HOLDINGS, INC.

Dated: July 18, 2023

	By:	/s/ Prasad Gundumogula
Name: Prasad Gundumogula Title: Chief Executive Officer